CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                           HARRIS & HARRIS GROUP, INC.

                Under Section 805 of the Business Corporation Law

                  FIRST: The name of the corporation is Harris & Harris Group, Inc.

                  SECOND: The certificate of incorporation of the corporation was filed with the Department of State on August 19, 1981 under the original name Sovereign Thoroughbreeders, Inc.

                  THIRD: The amendment effected by this certificate of amendment is as follows:

Articles 4 of the certificate of incorporation, relating to increasing the aggregate number of shares which the corporation shall have authority to issue is hereby amended to read in its entirety as follows:

"4. The aggregate number of shares which the Corporation shall have authority to issue is 32,000,000 shares, consisting of 30,000,000 shares of Common Stock, par value one cent ($.01) per share, and 2,000,000 shares of Preferred Stock, par value ten cents ($.10) per share. The designations, relative rights, preferences and limitations of the shares of each class shall be as follows: Subject to the provisions hereof the Board of Directors is hereby expressly authorized to divide shares of Preferred Stock into one or more series, to issue the shares of Preferred Stock in such series, and to fix the number of shares to be included in each series, and the designation, relative rights, preferences and limitations of all shares of each series. The authority of the Board of Directors with respect to each series shall include, without limitation, the determination of any or all of the following matters:

         (a) the number of shares constituting such series and the designation thereof to distinguish the shares of such series from the shares of all other series;

         (b) the annual dividend rate on the shares of such series and whether such dividends shall be cumulative and, if cumulative, the date from which dividends shall accumulate;

         (c) the redemption price or prices for shares of such series, if redeemable, and the terms and conditions of such redemption;

         (d) the preference, if any, of shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

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         (e) the voting rights (including but not limited to, the number of votes per share), if any, of shares of such series in addition to voting rights prescribed by law, and the terms, if any, of such voting rights;

         (f) the rights, if any, of shares of such series to be converted into shares of any other class or series, including Common Stock, and the terms and conditions of such conversion;

         (g) the terms or amount of any sinking fund provided for the purchase or redemption of such series; and

         (h) any other relative rights, preferences and limitations of such series.

The shares of each series of Preferred Stock may vary from the shares of any other series of Preferred Stock as to any of such matters."

                  FOURTH: The certificate of amendment was authorized by the vote of the board of directors followed by a vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

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IN WITNESS WHEREOF, I have made and signed this certificate this 20th day of
May, 2005.



/s/ Douglas W. Jamison                      Douglas W. Jamison, President
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Signature                                   Name and Title